MuniHoldings New Jersey Insuured Fund, Inc.

File No. 811-8621

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Theodore Jaeckel, Portfolio Manager to the Registrant, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on his behalf by June 15, 2002; a late filing was executed on July 18, 2002.